STIFEL FINANCIAL CORP.
Form 8-K Dated February 4, 2004
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact: James M. Zemlyak Chief Financial Officer (314) 342-2228

For Immediate Release

Stifel Financial Corp.
Reports Record Year and Quarter
Revenues, Net Income, and Earnings Per Share
4th Quarter EPS $0.78
2003 Full Year EPS $1.82

St. Louis, Missouri, February 4, 2004 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited record quarterly net income of $6.7 million, or $0.78 per diluted share, on record net revenues of $61.6 million for the quarter ended December 31, 2003, compared to a net income of $1.7 million, or $0.21 per diluted share, on net revenues of $45.4 million for the comparable quarter of 2002.

For the year ended December 31, 2003, the Company reported record net income of $15.0 million, or $1.82 per diluted share, compared with $2.8 million, or $0.34 per diluted share, for the same period one year earlier. The current year results include a third quarter reversal of a $1.2 million charge, net of tax, or approximately $0.15 per diluted share, resulting from the favorable settlement of an arbitration award. The prior year results include a third quarter after-tax charge of $3.5 million related to that arbitration award and other legal matters. Excluding the current year reversal and the prior year charge, net earnings increased 117% to $13.8 million, or $1.67 per diluted share, compared to $6.3 million, or $0.78 per diluted share, for the previous year. Net revenues for 2003 were a record $216.5 million, compared with $187.8 million the previous year, an increase of 15%. At December 31, 2003, the Company's equity was $100.0 million, resulting in book value per share of $14.47. Return on average equity was 28% and 17% for the quarter and year ended December 31, 2003, respectively. During 2003, the Company repurchased 167,734 shares, under existing Board authorization, at an average cost of $12.77 per share.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "We are pleased with our record results for the 4th quarter and the year ending December 31, 2003, and believe our performance is reflective of our on-going investment in people and technology. We would like to thank our loyal clients, as well as our 1,300 plus dedicated associates, for helping the Company enjoy the success achieved in 2003."

Fourth Quarter Discussion

Net revenues for the quarter increased 36% to $61.6 million from $45.4 million in the prior year fourth quarter, and increased 3% from the third quarter of 2003. Commission and principal transaction revenues increased 31% to $36.3 million from $27.8 million in the same period last year and increased 5% from the third quarter of 2003. Investment banking revenues increased 57% to $15.0 million in the fourth quarter of 2003 from $9.5 million in the prior year fourth quarter, but decreased 3% from the third quarter of 2003. Other income increased 37% to $8.6 million from $6.3 million in the fourth quarter of 2002 and increased 3% from the preceding third quarter of 2003. Net interest declined 5% to $1.8 million from $1.9 million in the prior year fourth quarter, but increased 1% from the third quarter of 2003.

Total non-interest expenses in the 2003 fourth quarter were $50.5 million, up 19% from $42.6 million in the same period of 2002, but decreased 2% from the third quarter of 2003. Employee compensation and benefits increased 23% to $36.7 million from $29.9 million in the prior year fourth quarter and decreased 7% from the third quarter of 2003. As a percentage of net revenues, compensation totaled 59.6% in the fourth quarter of 2003, 65.8% in the 2002 comparable quarter, and 65.7% in the third quarter of 2003. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 56.3% in the fourth quarter of 2003, 61.3% in the 2002 comparable quarter, and 62.2% in the third quarter of 2003. Excluding compensation and benefits, non-interest expenses increased 9% from the prior year fourth quarter and decreased 1% from the third quarter of 2003 (excluding the favorable settlement of an arbitration award).

Twelve-Month Discussion

Net revenues increased 15% to a record $216.5 million from $187.8 million in 2002. Commission and principal transaction revenues increased 20% to $129.3 million from $107.8 million. Investment banking revenues increased 8% to $49.7 million from $45.9 million. Other income increased 17% to $30.4 million from $25.9 million. Net interest declined 13% to $7.1 million from $8.2 million in the prior year.

Total non-interest expenses of $191.5 million increased 5% from $183.0 million in 2002. Employee compensation and benefits increased 11% to $141.0 million from $126.7 million. As a percentage of net revenues, compensation totaled 65.1% in 2003, compared to 67.5% for one year earlier. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses, compensation as a percentage of net revenues totaled 61.3%, compared to 62.8%. Excluding compensation and benefits, the current year reversal, and the prior year charge, non-interest expenses increased 5% from the prior year.

Business Segment Results for the Three Months Ended December 31, 2003:

    Private Client Group ("PCG") net revenues for the fourth quarter of 2003 were $44.4 million, an increase of 34% from the fourth quarter of 2002, and up 3% from the third quarter of 2003. PCG recorded an operating income of $8.9 million, a 87% increase from the fourth quarter of 2002 and a 17% decrease from the 2003 third quarter. The current year third quarter operating contribution included a reversal of a charge for the settlement of the previously referred to arbitration.

    Equity Capital Markets ("ECM") recorded net revenues of $10.4 million, up 51% over the same quarter last year and down 16% from the third quarter of 2003. ECM operating contribution totaled $4.3 million, a 196% increase from the fourth quarter of 2002 and a 7% increase from the 2003 third quarter. The Company lead or co-managed 18 equity, debt or trust preferred offerings during the fourth quarter 2003, compared to 10 in the same period one year earlier and 25 during the third quarter of 2003.

    Fixed Income Capital Markets ("FICM") posted net revenues of $5.3 million, an increase of 22% from the prior year fourth quarter and up 78% from the previous quarter of 2003. During the 2003 fourth quarter, FICM recorded an operating contribution of $1.9 million, compared to an operating contribution of $729,000 in the fourth quarter of 2002 and an operating loss of $493,000 from the 2003 third quarter. The FICM senior or co-managed 47 offerings during the fourth quarter 2003, compared to 39 offerings in the same period one year earlier and 33 during the third quarter of 2003.

Business Segment Results for the Year Ended December 31, 2003:

    PCG net revenues for 2003 were $160.2 million, an increase of 19% from the same period of 2002. PCG operating contribution totaled $30.0 million, a 129% increase from the same period one-year earlier, which was adversely affected by the aforementioned third quarter charge. Excluding the current year reversal and the prior year arbitration charge referred to in previous discussions, operating contribution increased 43% over 2002.

    ECM recorded net revenues of $35.5 million, an increase of 11% from the previous year. ECM operating contribution totaled $10.0 million, a 28% increase from 2002. During the 2003 ECM lead or co-managed 69 equity, debt, or trust preferred offerings, compared to 47 in 2002.

    FICM posted net revenues of $15.4 million, a decrease of 8% from the prior year. FICM recorded an operating contribution of $2.6 million, a 23% decline from one year earlier. During 2003, FICM senior or co-managed 145 offerings, down from the prior year of 147 offerings.

Conference Call Information

Stifel Financial Corp. will hold a conference call tomorrow, Thursday, February 5, 2004, at 4:15 p.m. EST. This call will be Webcast and can be accessed on the Investor Relations portion of the Stifel Financial Corp. web site at www.stifel.com as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 83 locations in 15 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

Stifel Financial Corp., Consolidated
Summary Of Results Of Operations (Unaudited)
(In Thousands, Except Per Share Amounts)
	Three Months Ended			Percent Change From		Twelve Months Ended		Change
	12/31/2003	9/30/2003	12/31/2002	9/30/2003	12/31/2002	12/31/2003	12/31/2002	Percent
Revenues
Commissions	$ 24,386	$ 22,488	$ 17,241	8%	41%	$ 85,409	$ 71,520	19%
Principal transactions	11,869	11,892	10,512	0%	13%	43,912	36,251	21%
Investment banking	14,952	15,402	9,498	-3%	57%	49,705	45,918	8%
Other	8,583	8,352	6,281	3%	37%	30,351	25,880	17%
Total operating revenues	59,790	58,134	43,532	3%	37%	209,377	179,569	17%
Interest revenue	3,004	3,050	3,342	-2%	-10%	12,243	14,544	-16%
Total revenues	62,794	61,184	46,874	3%	34%	221,620	194,113	14%
Less: Interest expense	1,192	1,259	1,430	-5%	-17%	5,108	6,319	-19%
Net revenues	61,602	59,925	45,444	3%	36%	216,512	187,794	15%
Non-Interest Expenses
Employee compensation and benefits	36,704	39,355	29,913	-7%	23%	140,973	126,726	11%
Occupancy and equipment rental	4,989	4,724	4,805	6%	4%	19,278	18,631	3%
Communication and office supplies	2,725	2,607	2,726	5%	0%	10,740	10,737	0%
Commissions and floor brokerage	893	852	823	5%	9%	3,263	3,373	-3%
Other operating expenses	5,193	3,818	4,351	36%	19%	17,198	23,533	-27%
Total non-interest expenses	50,504	51,356	42,618	-2%	19%	191,452	183,000	5%
Income before income taxes	11,098	8,569	2,826	30%	293%	25,060	4,794	423%
Provision for income taxes	4,435	3,445	1,168	29%	280%	10,053	2,014	399%
Net income	$ 6,663	$ 5,124	$ 1,658	30%	302%	$ 15,007	$ 2,780	440%

Per Share Information
	Three Months Ended			Percent Change From	Twelve Months Ended			Change
	12/31/2003	9/30/2003	12/31/2002	9/30/2003	12/31/2002	12/31/2003	12/31/2002	Percent
Earnings Per Share:
Basic	$ 0.96	$ 0.74	$ 0.24	30%	300%	$ 2.17	$ 0.40	443%
Diluted	$ 0.78	$ 0.62	$ 0.21	26%	271%	$ 1.82	$ 0.34	435%
Number of Shares for Earnings Per Share Computations:
Basic shares	6,925	6,941	6,825	0%	1%	6,925	7,033	-2%
Diluted shares	8,538	8,297	7,979	3%	7%	8,227	8,169	1%
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp., Consolidated
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)
Segment Data
	Three Months Ended		Percent Change From			Nine Months Ended		Change
Net Revenues	12/31/2003	9/30/2003	12/31/2002	9/30/2003	12/31/2002	12/31/2003	12/31/2002	Percent
Private client	$ 44,363	$ 42,969	$ 33,048	3%	34%	$ 160,225	$ 134,326	19%
Equity capital markets	10,351	12,358	6,865	-16%	51%	35,532	32,011	11%
Fixed income capital markets	5,286	2,974	4,324	78%	22%	15,384	16,750	-8%
Other	1,602	1,624	1,207	-1%	33%	5,371	4,707	14%
Total net revenues	$ 61,602	$ 59,925	$ 45,444	3%	36%	$ 216,512	$ 187,794	15%
Operating Contribution
Private client	$ 8,933	$ 10,819	$ 4,781	-17%	87%	$ 30,019	$ 13,096	129%
Equity capital markets	4,302	4,017	1,453	7%	196%	9,989	7,789	28%
Fixed income capital markets	1,851	(493)	729	n/a	154%	2,648	3,444	-23%
Other / unallocated overhead	(3,988)	(5,774)	(4,137)	n/a	n/a	(17,596)	(19,535)	n/a
Income before income taxes	$ 11,098	$ 8,569	$ 2,826	30%	293%	$ 25,060	$ 4,794	423%
Statistical Information
	Three Months Ended			Percent Change From	Nine Months Ended			Change
	12/31/2003	9/30/2003	12/31/2002	9/30/2003	12/31/2002	12/31/2003	12/31/2002	Percent
Total Operating Revenues	$ 59,790	$ 58,134	$ 43,532	3%	37%	$ 209,377	$ 179,569	17%
Net Operating Interest	2,588	2,567	2,688	1%	-4%	10,239	10,648	-4%
Non-Interest Expenses (1)	48,357	48,998	40,928	-1%	18%	181,443	172,771	5%
Adjusted EBITDA (2)	14,021	11,703	5,292	20%	165%	38,173	17,446	119%
Amortization and Depreciation	2,147	2,358	1,690	-9%	27%	10,009	10,229	-2%
Interest on Long-Term Debt (3)	776	776	776	0%	0%	3,104	2,423	28%
Income before income taxes	11,098	8,569	2,826	30%	293%	25,060	4,794	423%
Provision for income taxes	4,435	3,445	1,168	29%	280%	10,053	2,014	399%
Net income	$ 6,663	$ 5,124	$ 1,658	30%	302%	$ 15,007	$ 2,780	440%

Earnings Per Share:
Diluted	$ 0.78	$ 0.62	$ 0.21	26%	271%	$ 1.82	$ 0.34	435%

Stockholders' Equity	$ 100,045	$ 93,196	$ 79,990	7%	25%
Book Value Per Share	$ 14.47	$ 13.34	$ 11.81	8%	23%
Total Assets	$ 412,403	$ 407,163	$ 422,975	1%	-2%
Investment Executives	412	429	412	-4%	0%
Full-Time Employees	1,115	1,130	1,123	-1%	-1%
Locations	83	83	80	0%	4%
Total Client Assets	$20,385,000	$18,842,000	$16,174,100	8%	26%

(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt composed of: 9% $34.5 million Trust Preferred issued April 25, 2002 and 8% $10 million note to Western & Southern Life Insurance Company extinguished April 30, 2002.
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

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